EXHIBIT 4.22

FORM OF TENTH AMENDMENT TO THE

TRANSFER AND SERVICING AGREEMENT

This TENTH AMENDMENT TO THE TRANSFER AND SERVICING AGREEMENT, dated as of [            ], 2016 (this “Amendment”) is made among Comenity Bank (formerly known as World Financial Network Bank and successor to World Financial Network National Bank), a Delaware state chartered bank (“Comenity Bank”), as Servicer; WFN Credit Company, LLC (“WFN Credit”), as Transferor, and World Financial Network Credit Card Master Note Trust (the “Issuer”), as Issuer, to the Transfer and Servicing Agreement, dated as of August 1, 2001, among Comenity Bank, as Servicer, WFN Credit, as Transferor, and the Issuer, (as amended, the “Transfer Agreement”). Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Transfer Agreement.

WHEREAS, the parties hereto desire to amend the Transfer Agreement in certain respects as set forth herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Amendments to Transfer Agreement.

(a) Section 1.1 of the Transfer Agreement shall be amended by adding the following immediately after the final sentence of Section 1.1:

“In addition, the following words and phrases shall have the following meanings:

“Arbitration Rules” has the meaning specified in the Section 2.11(d)(i).

“Mediation Rules” has the meaning specified in Section 2.11(c)(i).

“Note Owner” is defined in the Indenture.

“Noteholder” is defined in the Indenture.

“Organization” has the meaning specified in Section 2.11(c)(i).

“Qualified Dispute Resolution Professional” means an attorney or retired judge that is independent, impartial, knowledgeable about and experienced with the laws of the State of New York, specializing in commercial litigation with at least 15 years of experience and whose name is on a list of neutral parties maintained by the Organization.

“Representing Party” has the meaning specified in Section 2.11(a).

“Requesting Party” has the meaning specified in Section 2.11(a).

Tenth Amendment to Transfer Agreement

“Verified Note Owner” means either (a) a Note Owner that has provided the Transferor with each of (i) a written certification that it is a beneficial owner of a specified principal amount of the Notes and (ii) a trade confirmation, an account statement, a letter from a broker or dealer that is acceptable to the Transferor or other similar document acceptable to the Transferor showing that such Noteholder or Note Owner is a beneficial owner of such principal amount of the Notes or (b) any Noteholder.”

(b) Section 3.10 of the Transfer Agreement shall be deleted and the following Section 4.4 shall be added immediately following Section 4.3 of the Transfer Agreement:

“Section 4.4 Reports to the Commission.

(a) Transferor shall file with the Commission any periodic reports required to be filed under the provisions of the Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder with respect to the Notes and the Collateral Certificate. Servicer shall, at its own expense, cooperate in any reasonable request of Transferor in connection with such filings. Issuer agrees to cooperate with Transferor and Servicer in connection with such filings.

(b) Following receipt of a written request by the Issuer during any Monthly Period from a Noteholder or Note Owner seeking to communicate with other Noteholders or Note Owners regarding exercising their contractual rights under the terms of the Transaction Documents, the Issuer shall, if applicable, notify the Transferor of any such request received by the Issuer. Following receipt of a written request (or written notice of a request received by the Issuer) during any Monthly Period from a Noteholder or Verified Note Owner seeking to communicate with other Noteholders or Note Owners regarding exercising their contractual rights under the terms of the Transaction Documents, the Transferor shall include in the Securities Exchange Act Form 10-D filing for the Issuer related to the Monthly Period in which such request was received:: (i) the name of the Noteholder or Note Owner, as applicable, delivering such request, (ii) the date the request was received, (iii) a statement to the effect that the Issuer or the Transferor, as applicable, has in fact received such request from a Noteholder or Note Owner, as applicable, and that such Noteholder or Note Owner, as applicable, is interested in communicating with other Noteholders or Note Owners with regard to the possible exercise of rights under the Transaction Documents and (iv) a description of the method that other Noteholders or Note Owners may use to contact the requesting Noteholder or Note Owner, as applicable; provided, however, that if the Issuer or Transferor receives a request from any Note Owner, the Issuer and the Transferor shall be entitled to verify that each such Note Owner is a Verified Note Owner prior to including any request from such Note Owner in any Securities Exchange Act Form 10-D.”

(c) The following Section 2.11 shall be added immediately following Section 2.10 of the Transfer Agreement:

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“Section 2.11. Dispute Resolution.

(a) If a request to the Transferor (in such capacity, the “Representing Party”) to repurchase a Receivable due to a breach of a representation or warranty of the Transferor is not resolved by the end of the 180-day period beginning on the date on which Transferor receives notice of such request, then the Person (the “Requesting Party”) making such request, including any Note Owner, will have the right to refer the matter, at is discretion, to either mediation (which for purposes of this Section 2.11 shall include non-binding arbitration, if selected by the Requesting Party) or arbitration pursuant to this Section 2.11; provided, however, that any such referral shall be made within [30] days of the filing of the Form 10-D with respect to the Monthly Period in which such 180-day period ends.

(b) The Requesting Party shall provide notice in accordance with Section 9.4 of its intention to refer the matter to mediation or arbitration, as applicable, to Transferor, with a copy to the Issuer. The Representing Party agrees to participate in the resolution method selected by the Requesting Party. The Representing Party may request that any Requesting Party that is a Note Owner provide documentation demonstrating that is a Verified Note Owner and such Note Owner shall provide the requested documentation prior to the commencement of the mediation or arbitration, as applicable. Transferor shall provide notice to RPA Seller and the Trustee that it has received a request to mediate or arbitrate a repurchase request. Except as described in Section 2.11 (c)(iv), a Requesting Party may not initiate a mediation or arbitration with respect to a Receivable that is, or has been, the subject of an ongoing or previous mediation or arbitration (whether initiated by such Requesting Party or another Requesting Party), but will have [30] days from the date notice of commencement of a mediation or arbitration is included in a Form 10-D filed by the Transferor to join such existing mediation or arbitration with respect to that Receivable if the applicable mediation or arbitration has not concluded. The Transferor will provide notice of any mediation or arbitration on Form 10-D filed by the Transferor with respect to any Monthly Period in which an arbitration or mediation is initiated.

(c) If the Requesting Party selects mediation (including non-binding arbitration) as the resolution method, the following provisions will apply:

(i) the mediation will be administered by a nationally recognized arbitration and mediation association selected by the Transferor (an “Organization”), and conducted pursuant to such association’s commercial mediation procedures in effect at such time (the “Mediation Rules”);

(ii) the fees and expenses of the mediation will be allocated as mutually agreed by the parties as part of the mediation, provided that if the parties cannot reach a mutual determination, the fees and expenses of the mediation with be borne equally by the parties, provided further that the Servicer hereby agrees to pay any such fees and expenses allocated to or otherwise deemed payable by the Transferor;

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(iii) the mediator will be a Qualified Dispute Resolution Professional and will be appointed jointly by the Requesting Party and the Representing Party from a list of neutrals maintained by the Organization within 30 days of the request for mediation; provided that if a mediator is not timely appointed, a mediator will be appointed by the Organization; and

(iv) if the parties fail to agree at the completion of the mediation, the Requesting Party may refer the repurchase request to binding arbitration under Section 2.11(d) or may, in accordance with the Pooling and Servicing Agreement and the Indenture pursue any other available remedy, including legal proceedings.

(d) If the Requesting Party selects binding arbitration as the resolution method, the following provisions will apply:

(i) The arbitration will be administered by the Organization selected by the Transferor, and conducted pursuant to such association’s arbitration procedures in effect at such time (the “Arbitration Rules”);

(ii) If the repurchase request specified in Section 2.11(a) involves the repurchase of an aggregate amount of Receivables of less than $[            ], a single arbitrator will be used. That arbitrator must be a Qualified Dispute Resolution Professional. Upon being supplied a list of at least ten potential arbitrators that are each Qualified Dispute Resolutions Professionals by the Organization, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within [    ] days and to rank the remaining potential arbitrators in order of preference. The Organization will select the arbitrator from the remaining potential arbitrators on the list respecting the preference choices of the parties to the extent possible;

(iii) If the repurchase request specified in Section 2.11(a) involves the repurchase of an aggregate amount of Receivables equal to or in excess of $[            ], a three-arbitrator panel will be used. The arbitral panel will consist of three Qualified Dispute Resolution Professionals, (A) one to be appointed by the Requesting Party within five Business Days of providing notice to the Representing Party of its selection of arbitration, (B) one to be appointed by the Representing Party within five Business Days of the Requesting Party’s appointment of an arbitrator, and (C) the third, who will preside over the arbitral panel, to be chosen by the two party-appointed arbitrators within five Business Days of the Representing Party’s appointment. If any party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the relevant time periods, then the appointments will be made by the Organization pursuant to the Arbitration Rules;

(iv) The arbitrator will make its final determination no later than [90] days after appointment or as soon as practicable thereafter. The arbitrator will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by it, and Transferor shall not be required to pay more than the

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repurchase price required to be paid by the Transferor in accordance with Section 2.4(e). In its final determination, the arbitrator will determine and award the costs of arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator will be in writing and counterpart copies will be promptly delivered to the parties. The determination will be final and non-appealable absent manifest error, except for actions to confirm or vacate the determination that are permitted under applicable federal or state law, and may be enforced in any court of competent jurisdiction;

(v) By selecting binding arbitration, the Requesting Party is waiving the right to sue in court, including the right to a trial by jury;

(vi) No Person may bring a putative or certified class action to arbitration; and

(vii) Each arbitrator selected for any arbitration will abide by the Code of Ethics for Arbitrators in Commercial Disputes as in effect at any time. Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule. Any arbitrator selected may be removed by the Organization for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(e) None of the Transferor, the Issuer or the Servicer will be required to produce personally identifiable information about any Obligor for purposes of any mediation or arbitration. The details and/or existence of any unfulfilled repurchase request, any meetings or discussions regarding any unfulfilled repurchase request, mediations or arbitration proceedings conducted under this Section 2.11, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to resolve an unfulfilled repurchase request, any information exchanged in connection with any mediation, and any discovery taken in connection with any arbitration (collectively, “Confidential Information”), shall be and remain confidential and inadmissible (except as required in accordance with applicable law) for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.11) other than as required to be disclosed in accordance with applicable law, regulatory requirements, or court order or to the extent that Transferor, in its sole discretion, elects to disclose such information. Such information will be kept strictly confidential and will not be disclosed to any third party; provided that a party may disclose such information to its own attorneys, experts, accountants and other agents and representatives (collectively “Representatives”), as reasonably required in connection with any resolution procedure under this Section 2.11, if the disclosing party (a) directs such Representatives to keep the information confidential, (b) is responsible for any disclosure by its Representatives of such information and (c) takes at its sole expense all reasonable measures to restrain such Representatives from disclosing such information. If any party receives a subpoena or

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other request for information from a third party (other than a governmental regulatory body) for Confidential Information, the recipient will promptly notify the other party and will provide the other party with the opportunity to object to the production of its Confidential Information or seek other appropriate protective remedies, consistent with the applicable requirements of law and regulation. If, in the absence of a protective order, such party or any of its representatives are compelled as a matter of law, regulation, legal process or by regulatory authority to disclose any portion of the Confidential Information, such party may disclose to the party compelling disclosure only the part of such Confidential Information that is required to be disclosed.”

2. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) upon which (i) each of the parties hereto receive counterparts of this Amendment, duly executed and delivered by each of the parties hereto and (ii) each of the conditions precedent described in Section 9.1(a) of the Transfer Agreement are satisfied.

3. Effect of Amendment; Ratification. (a) On and after the Effective Date, this Amendment shall be a part of the Transfer Agreement and each reference in the Transfer Agreement to “this Agreement” or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Transfer Agreement shall mean and be a reference to the Transfer Agreement as amended hereby.

(b) Except as expressly amended hereby, the Transfer Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.

5. Section Headings. Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

6. Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Counterparts of this Amendment may be delivered by facsimile or electronic transmission.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMENITY BANK,
as Servicer

By:
Name:
Title:

WFN CREDIT COMPANY, LLC, as Transferor

By:
Name:
Title:

WORLD FINANCIAL NETWORK CREDIT CARD MASTER NOTE TRUST, as Issuer

By: U.S. Bank Trust National Association, not in its individual capacity, but solely as Owner Trustee on behalf of the Issuer

By:
Name:
Title:

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